Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-57012) of Varian Medical Systems, Inc. of our report dated May 30, 2006, with respect to the statements of net assets available for benefits of the Varian Medical Systems, Inc. Retirement Plan as of December 31, 2005 and 2004, the related statement of changes in net assets available for benefits for the year ended December 31, 2005, and the related supplemental Schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2005, which report appears in the December 31, 2005 annual report on Form 11-K of Varian Medical Systems, Inc. Retirement Plan.

/s/ MOHLER, NIXON & WILLIAMS
Accountancy Corporation

Campbell, California
June 21, 2006

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